Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3ASR (No. 333-189747 ) and Form S-8 (No. 333-189746) of KCG Holdings, Inc. of our report dated February 28, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Amendment No. 1 to Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
New York, New York
March 4, 2014